EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Record Second Quarter 2018 Net Income and Net Sales

Second Quarter Net Income of $1.1 Million, an 18% Increase Over the Prior Year Period

Second Quarter Net Sales of $11.4 Million, a 19% Increase Over the Prior Year Period

FORT LAUDERDALE, FL--(PRNewswire - August 14, 2018) – Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the second quarter of 2018. Second quarter 2018 net income of approximately $1.1 million was a second quarter record for the Company and an increase of approximately $169,000, or 18%, compared to net income of approximately $953,000 for the second quarter of 2017. Net income per share in the second quarter of 2018 was $0.12, as compared to net income of $0.10 per share in the second quarter of 2017.

Second Quarter 2018 net sales were a second quarter record of approximately $11.4 million, an increase of approximately $1.8 million, or 19%, compared to net sales of approximately $9.6 million for the second quarter of 2017.

For the six months ended June 30, 2018, net income was approximately $1.6 million, or $0.18 per common share, an increase of approximately $188,000 compared to net income of approximately $1.5 million, or $0.16 per common share, for the same period in 2017. The Company’s net income for the first six months of 2018 was a record for the first six months of the year.

Net sales for the first six months of 2018 were approximately $19.8 million, an increase of approximately $1.9 million, or 11%, compared to approximately $17.8 million for the first six months of 2017. This is the sixth consecutive year in which net sales reached record levels for the first six months of the year.

(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
NET SALES	$11,399	$9,622	$19,783	$17,843
PRE-TAX INCOME	$1,438	$1,399	$2,117	$2,140
NET INCOME	$1,121	$953	$1,645	$1,456

EPS - BASIC & DILUTED	$0.12	$0.10	$0.18	$0.16
DIVIDENDS PER SHARE	-	$0.06	$0.06	$0.06

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau stated, “As we anticipated, sales to marine markets improved as the extended unseasonably cold weather that affected most of the country ended during the second quarter of 2018. Generally, we recorded strong sales increases in most of our markets. Second quarter sales increased to brick and mortar retailers in marine, hardware and sporting goods specialty stores.”

Mr. Dornau continued: “In response to the strong U.S. economy and increased sales, we have continued to invest in the growth of our business. The expansion of our manufacturing, warehouse and distribution facilities in Montgomery, Alabama is almost complete, and we have scheduled a ribbon cutting ceremony at the facilities for later this month. We also have hired additional personnel and increased employee compensation. In addition, during the second quarter, we increased our advertising and promotion efforts, largely through increased television, magazine and internet advertising. We believe that our increased advertising and promotional spending has had a positive effect on sales. Moreover, in July, we completed an asset acquisition that enabled us to add Snappy Teak-NU®, a cleaning product for teak decks on boats, to our product portfolio. We believe that Snappy Teak-NU® will prove to be an excellent addition to our line of marine products.”

Mr. Dornau concluded: “Finally, we are very pleased that we were able to provide to our shareholders, during the second quarter of 2018, a special dividend of $0.06 per share. This is the third consecutive year in which we have paid a $0.06 per share special dividend.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacture, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports equipment, outdoor power equipment and motorcycles under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company’s web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.Performicide.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation, the completion of our plant expansion project, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend” and “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements due to, among other things, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; changes in interest rates and foreign exchange rates, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280